Exhibit 99.2

Envision Solar Announces Pricing of $10.0 Million Public Offering of Common Stock

SAN DIEGO, CALIF. – July 1, 2020 – Envision Solar International, Inc., (NasdaqCM: EVSI, EVSIW) (“Envision Solar,” or the “Company”), a producer of unique and sustainable infrastructure products for electric vehicle charging, energy security and outdoor media, today announced the pricing of its underwritten public offering of 1,212,121 shares of its common stock at a public offering price of $8.25 per share. The gross proceeds from the public offering will be approximately $10.0 million, before deducting underwriting discounts and commissions and estimated offering expenses.

Maxim Group LLC is acting as the Sole Book-Running Manager and Joseph Gunnar & Co. is acting as co-manager for the offering.

Envision Solar also has granted to the underwriter a 45-day option to purchase up to an additional 181,818 shares of common stock, at the public offering price less discounts and commissions.

The public offering is being made pursuant to an effective shelf registration statement on Form S-3 that was filed with the U.S. Securities and Exchange Commission (SEC) on May 26, 2020 and declared effective on June 4, 2020. A preliminary prospectus supplement describing the terms of the public offering has been filed with the SEC. A final prospectus supplement will be filed with the SEC and will form a part of the effective registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to the public offering may be obtained, when available, by contacting Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, or by telephone at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, produces and sells unique and patented sustainable infrastructure products for electric vehicle charging, energy security and outdoor media, including the EV ARC™ and the Solar Tree® with EnvisionTrak™ patented solar tracking, SunCharge™ solar Electric Vehicle Charging, ARC™ technology energy storage, and EnvisionMedia™ solar advertising displays.

Based in San Diego, the company produces Made in America products. Envision Solar is listed on the Nasdaq CM under the symbols EVSI and EVSIW. For more information visit www.envisionsolar.com or call (858) 799-4583. Follow us on social media to keep up with the latest news: Linkedin, Facebook, Twitter, Instagram, and YouTube.

Forward-Looking Statements

This Envision Solar International, Inc. Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements also are subject to risks, uncertainties and assumptions, including those detailed from time to time in the company’s filings with the SEC, and represent the company’s views only as of the date they are made and should not be relied upon as representing the company’s views as of any subsequent date.

Media Contacts:
Alyson Dutch / Sherry Butler
Brown + Dutch Public Relations, Inc.
alyson@bdpr.com, sherry@bdpr.com
+1 310 456 7151

Investor Relations:
Tristan Traywick
Senior Account Director
CORE IR
516 222 2560
tt@coreir.com
www.coreir.com